Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND YEAR END 2012

HOUSTON, February 28, 2013—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $31.0 million, or $0.76 per diluted share, for the three months ended December 31, 2012, versus net income of $28.1 million, or $0.70 per diluted share, for the fourth quarter of 2011. Total revenues were $188.5 million during the quarter ended December 31, 2012 compared to $171.6 million for the same period in 2011, an increase of $16.9 million or approximately 10%. The increase in revenues resulted from increased product revenues of $11.7 million and increased service revenues of $5.2 million.

For the year ended December 31, 2012, net income was $119.2 million, or $2.94 per diluted share, compared with net income of $95.3 million, or $2.36 per diluted share, for 2011. Total revenues for the year ended December 31, 2012 were $733.0 million, compared to $601.3 million for the same period in 2011, an increase of approximately 22%.

In addition, the Company announced that its backlog at December 31, 2012 was approximately $881 million, compared to its December 31, 2011 backlog of approximately $716 million. Included in the Company’s December 31, 2012 backlog are $105 million of purchase orders related to its new four-year contract with Petrobras for the supply of subsea wellhead systems and associated tools to be used in the drilling of deepwater wells offshore Brazil. This contract was announced in August 2012.

Based upon current market conditions and excluding any unusual or special charges, the Company expects its earnings per diluted share for 2013 to approximate $3.40 to $3.60. For the first quarter of 2013, the Company expects its earnings to approximate $0.73 to $0.83 per diluted share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenues	$188,477	$171,646	$733,031	$601,342
Cost and expenses:
Cost of sales	114,470	103,248	451,666	361,848
Selling, general and administrative	23,604	17,938	82,218	70,510
Engineering and product development	8,815	8,901	37,455	34,626
Special items	—	4,719	—	4,719

	146,889	134,806	571,339	471,703

Operating Income	41,588	36,840	161,692	129,639
Interest income	133	149	462	418
Interest expense	(11)	(16)	(32)	(53)

Income before income taxes	41,710	36,973	162,122	130,004
Income tax provision	10,758	8,849	42,913	34,737

Net income	$30,952	$28,124	$119,209	$95,267

Diluted earnings per share	$0.76	$0.70	$2.94	$2.36

Weighted average shares–diluted	40,644	40,351	40,523	40,322

Depreciation and amortization	$6,814	$6,040	$26,224	$23,013

Capital expenditures	$10,167	$11,099	$50,773	$56,213